Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

FUND II AND FUND III ASSOCIATES AND

FUND II, III, VI AND VII ASSOCIATES

AND

AIRPORT PLAZA PROPERTIES, LLC

880 Holcomb Bridge Road

April 6, 2004

SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Land

Exhibit “B”	List of Personal Property

Exhibit “C”	List of Existing Commission Agreements

Exhibit “D”	Form of Escrow Agreement

Exhibit “E”	List of Existing Environmental Reports

Exhibit “F”	Rent Roll

Exhibit “G”	Representations and Warranties Exception Schedule

Exhibit “H”	List of Operating Agreements

Exhibit “I”	Form of Tenant Estoppel Certificate

Exhibit “J”	Property Tax Appeals

Exhibit “K”	Unpaid Tenant Inducement Costs and Leasing Commissions re current tenants for which Seller is responsible

Exhibit “L”	List of Existing Exceptions

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Limited Warranty Deed

Schedule 2	Form of Assignment and Assumption of Leases and Security Deposits and Leasing Commission Obligations arising after Closing

Schedule 3	Form of Bill of Sale to Personal Property

Schedule 4	Form of Assignment and Assumption of Operating Agreements

Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 6	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)

Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 8	Form of Seller’s FIRPTA Affidavit

Schedule 9	Form of Seller’s Georgia Withholding Tax Affidavit

Schedule 10	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 11	Form of Seller’s Estoppel (as to Leases)

PURCHASE AND SALE AGREEMENT

880 HOLCOMB BRIDGE ROAD

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 6th day of April, 2004, by and between FUND II AND FUND III ASSOCIATES, a Georgia joint venture, and FUND II, III, VI and VII ASSOCIATES, a Georgia joint venture (collectively, “Seller”), and AIRPORT PLAZA PROPERTIES, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller desires to sell certain improved real property located at the intersection of Warsaw Road and Holcomb Bridge Road with a street address of 880 Holcomb Bridge Road, Fulton County, Georgia, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“Additional Earnest Money” shall mean the sum of Fifty Thousand and No/100 Dollars ($50,000.00 U.S.).

“Ancillary Closing Documents” shall mean, collectively, the Assignment and Assumption of Leases, the Assignment and Assumption of Operating Agreements, the General Assignment, and the Seller’s Certificate.

“Assignment and Assumption of Leases” shall mean the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as SCHEDULE 2.

“Assignment and Assumption of Operating Agreements” shall mean the form of assignment and assumption of the Operating Contracts to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as SCHEDULE 4.

“Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached hereto as SCHEDULE 3.

“Broker” shall have the meaning ascribed thereto in Section 10.1 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Commission Agreements” shall have the meaning ascribed thereto in Section 4.1(d) hereof, and such agreements are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“Due Diligence Material” shall have the meaning ascribed thereto in Section 3.7 hereof.

“Earnest Money” shall mean the Initial Earnest Money, together with any Additional Earnest Money actually paid by Purchaser to Escrow Agent hereunder, and together with all interest which accrues thereon as provided in Section 2.3(c) hereof and in the Escrow Agreement.

“Effective Date” shall mean the last date upon which Purchaser and Seller shall have delivered at least two (2) fully executed counterparts of this Agreement to the other.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law including, without limitation, the Georgia Hazardous Site Response Act (“HSRA”), all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Escrow Agent” shall mean Calloway Title and Escrow, at its office at 4800 Ashford Dunwoody Road, Suite 240, Atlanta, Georgia 30338.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as EXHIBIT “D” entered into contemporaneously with the execution and delivery of this Agreement by Seller, Purchaser and Escrow Agent with respect to the Earnest Money.

“Existing Environmental Reports” shall mean that certain report more particularly described on EXHIBIT “E” attached hereto and made a part hereof.

“Existing Survey” shall mean that certain survey with respect to the Land and the Improvements prepared by Bates-Long & Associates dated January 15, 1990.

“FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as SCHEDULE 8.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(f) hereof.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

“Improvements” shall mean all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Initial Earnest Money” shall mean the sum of Fifty Thousand and No/100 Dollars ($50,000.00 U.S.).

“Inspection Period” shall mean the period expiring at 5:00 P.M. Eastern Standard Time on the date that is forty-five (45) days after the Effective Date.

“Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements (to the extent assignable).

“Land” shall mean those certain tracts or parcels of real property located in the City of Roswell, Fulton County, Georgia, which are more particularly described on EXHIBIT “A” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Lease” and “Leases” shall mean the leases or occupancy agreements, including those in effect on the Effective Date which are more particularly identified on EXHIBIT “F” attached hereto, and any amended or new leases entered into pursuant to Section 4.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.

“Monetary Objection “ or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located.

“Operating Agreements” shall mean all those certain contracts and agreements more particularly described on EXHIBIT “H” attached hereto and made a part hereof relating to the repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date, including, without limitation, all equipment leases.

“Other Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(p) hereof.

“Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, (b) the Leases, and (c) those matters described on EXHIBIT “L” attached hereto and made a part hereof that do not constitute Monetary Objections.

“Personal Property” shall mean all personal property, machinery, apparatus and equipment owned by Seller and currently located on the Land more particularly described on EXHIBIT “B” attached hereto and made a part hereof by this reference. The Personal Property does not include any property owned by tenants, contractors or licensees, and shall be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.

“Property” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser’s Certificate” shall have the meaning ascribed thereto in Section 5.2(d) hereof.

“Rent Roll” shall mean EXHIBIT “F” attached to this Agreement and made a part hereof.

“Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by Seller with respect to any of the Leases.

“Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form attached hereto as SCHEDULE 6.

“Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 7.

“Seller’s Estoppel” shall mean the form of estoppel that may be executed and delivered by Seller at Closing in substantially the form attached hereto as SCHEDULE 11, as contemplated in Section 6.1(b) hereof.

“Survey” and “Surveys” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) hereof.

“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be sought from the tenants under the Leases in substantially the form attached hereto as EXHIBIT “I”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein.

“Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design and refurbishment costs.

“Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(o) hereof.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Title Notice” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Warranty Deed” shall mean the form of deed attached hereto as SCHEDULE1.

ARTICLE 2.

PURCHASE AND SALE

2.1. Parties Comprising Seller; Agreement to Sell and Purchase. Purchaser acknowledges and agrees that all covenants, agreements, obligations, representations and warranties made by the Seller hereunder are made by each of the two entities comprising Seller with respect only to that portion of the Property owned by such entity. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Property”):

(a) the Land;

(b) the Improvements;

(c) all of Seller’s right, title and interest in and to the Leases, any guaranties of the Leases and the Security Deposits;

(d) the Personal Property; and

(e) the Intangible Property.

2.2.     Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions.

2.3.    Earnest Money.

(a) Contemporaneously with Purchaser’s execution and delivery of this Agreement, Purchaser has delivered the Initial Earnest Money to Escrow Agent by federal wire transfer or by Purchaser’s check, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) On or before the last day of the Inspection Period, Purchaser shall deposit the Additional Earnest Money with Escrow Agent. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Additional Earnest Money with Escrow Agent prior to the expiration of the Inspection Period; and that if Purchaser fails to deposit the Additional Earnest Money with Escrow Agent prior to the expiration of the Inspection Period, this Agreement shall terminate, and Escrow Agent shall return the Initial Earnest Money to Purchaser, and neither party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(c) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement.

All interest and other income from time to time earned on the Initial Earnest Money and the Additional Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money, the Additional Earnest Money and all such interest and other income.

2.4. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Nine Million Five Hundred Thousand and No/100 DOLLARS ($9,500,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

(a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and

(b) An amount equal to the Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to an account designated by Seller, less the amount of the Earnest Money paid by Escrow Agent to Seller at Closing, and subject to prorations, adjustments and credits as otherwise specified in this Agreement.

2.5. Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on or before the date which is thirty (30) days following the expiration of the Inspection Period. Subject to the foregoing, the Closing shall take place at an office in the metropolitan Atlanta, Georgia area, and at such specific place, time and date (the “Closing Date”) as shall be designated by Purchaser in a written notice to Seller not less than three (3) Business Days prior to Closing. If Purchaser fails to give such notice of the Closing Date, the Closing shall be at the offices of McClure & Kornheiser, LLC, 1708 Peachtree Street, NW, Suite 450, Atlanta, Georgia 30309, at 2:00 p.m. on the outside date for Closing as provided above. The parties agree to cooperate with one another to effect an escrow closing whereby all documents and funds are delivered, in advance, to the Title Company thereby obviating the need for representatives of Seller and Purchaser to attend the Closing.

ARTICLE 3.

PURCHASER’S INSPECTION AND REVIEW RIGHTS

3.1. Due Diligence Inspections.

(a) From and after the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property to perform due diligence, soil analysis and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be at Purchaser’s sole cost and expense and shall be nondestructive in nature, and specifically shall not include any physically intrusive testing, except with Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases at the Property and, in each case, in compliance with Seller’s rights and obligations as landlord under the Leases. Seller reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection.

(b) If the Closing is not consummated hereunder, Purchaser shall promptly (and as a condition to the refund of the Earnest Money) deliver copies of all reports, surveys and other information furnished to Purchaser by third parties in connection with such inspections to Seller. This Section 3.1(b) shall survive the termination of this Agreement.

(c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors. Said indemnification agreement shall survive the Closing and any earlier termination of this Agreement. Purchaser shall maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

3.2.    Seller’s Deliveries to Purchaser.

Seller will deliver the following within three (3) Business Days after the Effective Date (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement):

(i)	Copies of current Property tax bills and assessor’s statements of current assessed value.

(ii)	Copies of Property operating statements for the years 2001, 2002, 2003 and year-to-date for 2004.

(iii)	2004 Operating Budget with respect to the Property.

(iv)	Copies of all Leases, guarantees, any amendments and letter agreements relating thereto existing as of the Effective Date.

(v)	An aged tenant receivable report, if any, regarding income from the tenants.

(vi)	2003 year end CAM reconciliation statements.

(vii)	All Operating Agreements currently in place at the Property.

(viii)	A copy of Seller’s (or its affiliate’s) current policy of title insurance with respect to the Land and Improvements.

(ix)	A copy of the Existing Survey.

(x)	A copy of the existing roof warranty.

(xi)	A copy of the Existing Environmental Reports.

(xii)	Copies of any structural or engineering reports in Seller’s possession.

Upon request of Purchaser, Seller shall make available for inspection and copying by Purchaser at Seller’s local offices all correspondence, reports, as-built surveys and plans and similar materials relating to the construction, operation, maintenance, repair, management and leasing of the Property, to the extent such items are in Seller’s possession.

3.3.    Condition of the Property.

Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof. Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property.

3.4.    Title and Survey. Promptly upon execution of this Agreement, Purchaser may order at its expense, from the Title Company a preliminary title commitment with respect to the Property (the “Title Commitment”). Purchaser shall direct the Title Company to send a copy of the Title Commitment to Seller. Promptly upon execution of this Agreement, Purchaser may arrange, also at its expense, for the preparation of one or more updates of the Existing Survey (each and together, the “Survey”). Purchaser likewise shall make copies of any such Survey available to Seller prior to Closing. Purchaser shall have thirty (30) days after the execution of this Agreement to give written notice (the “Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in any Survey or otherwise in Purchaser’s examination of title. Seller shall have the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within five (5) Business Days after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such five (5) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the thirtieth (30th) day following the initial date set for the Closing to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, (ii) to terminate this Agreement within three (3) Business Days after receipt of written notice from Seller either of Seller’s election not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, whereupon Escrow Agent shall return the Earnest Money to Purchaser. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and may use the proceeds of the Purchase Price at Closing for such purpose.

3.5. Operating Agreements. Prior to the expiration of the Inspection Period, Purchaser will designate in a written notice to Seller which Operating Agreements Purchaser will assume and which Operating Agreements will be terminated by Seller at Closing; provided, however, that Seller shall not be obligated to terminate, and Purchaser shall assume Seller’s obligations arising from and after Closing under, all Operating Agreements which cannot be terminated by Seller upon no more than thirty (30) days prior notice or which can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation. Purchaser will assume the obligations arising from and after the Closing Date under those Operating Agreements which Purchaser has designated will not be terminated. Seller, without cost to Purchaser, shall terminate at Closing all Operating Agreements that are not so assumed, to the extent any relates to the Property. If Purchaser fails to notify Seller in writing on or prior to the expiration of the Inspection Period of any Operating Agreements that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have elected to assume all such Operating Agreements and to have waived its right to require Seller to terminate such Operating Agreements at Closing.

3.6. Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.6, Escrow Agent shall pay the Initial Earnest Money to Purchaser (less $10.00, which shall be paid to Seller in consideration of the termination rights contained herein), whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.6. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.

3.7. Confidentiality. All information acquired by Purchaser or any of its designated representatives with respect to the Property, whether delivered by Seller or any of Seller’s representatives or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of Seller’s books, records and files in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. The terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure or use of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. If Purchaser elects to terminate this Agreement, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of

Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material. The provisions of this Section shall survive the Closing and any earlier termination of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1. Representations and Warranties of Seller. With respect to that portion of the Property which it owns, each of the two entities comprising Seller hereby makes the following representations and warranties to Purchaser:

(a) Organization, Authorization and Consents. Seller is a duly organized and validly existing joint venture under the laws of the State of Georgia. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Litigation. To Seller’s knowledge, Seller has received no written notice that any investigation, action or proceeding is pending or threatened, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.

(c) Existing Leases. To Seller’s knowledge, (i) other than the Leases listed in the Rent Roll attached hereto as EXHIBIT “F”, Seller has not entered into any contract or agreement, written or oral, with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing; (ii) the copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof; (iii) the Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Seller and the tenants thereunder; (iv) except as set forth on EXHIBIT “G”, there are no defaults on the part of any of the tenants or occupants of the Property under any of the Leases; (v) no tenant has asserted any defense, set-off or counterclaim with respect to its tenancy or its obligation to pay rent or other charges pursuant to its Lease; (vi) except as set forth in the Leases, no tenant is entitled to any free rent, abatement or rent or similar concession; all security deposits with respect to the Leases (the “Security Deposits”) are as set forth in the Leases; (vii) to Seller’s knowledge, the Leases are in full force and effect and constitute the valid and binding legal obligations of the respective tenants thereunder; (viii) other than Veteran’s Mortgage Company, which has paid one (1) month’s rent in advance (for April 2004), no rent or other charge under any Lease has been paid for more than thirty (30) days in advance of its due date; Seller is the “landlord” or “lessor” under all of the Leases and owns unencumbered title to all of the Leases and the rents and other income thereunder, except as title may be encumbered by existing loan documents; (ix) Seller has not received any written notice of any dispute, termination, or default from any tenant under any of the Leases, and Seller has no actual knowledge of any dispute or any existing and uncured default, or any claim of default, by Seller or by any tenant under any of the Leases, except as may be noted on EXHIBIT “G”.

(d) Leasing Commissions. To Seller’s knowledge, (i) there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in EXHIBIT “C” attached hereto (the “Commission Agreements”), and (ii) except as disclosed in EXHIBIT “C”, there are no agreements currently in effect relating to the management of the Property; and (iii) that, except as expressly provided in EXHIBIT “C”, all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (A) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (B) the leasing commissions listed in Section III of EXHIBIT “C”.

(e) Taxes and Assessments. Except as may be set forth on EXHIBIT “J” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

(f) Environmental Matters. Except as may be set forth in the Existing Environmental Reports or in any other Due Diligence Material or as otherwise disclosed in writing by Seller, Seller has received no written notification and Seller has no actual knowledge that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Law with respect to the Property, nor to Seller’s knowledge has Seller received any written notice that any governmental or quasi-governmental authority is contemplating an investigation of the Property, with respect to a violation or suspected violation of any Environmental Law.

(g) Compliance with Laws. To Seller’s knowledge and except as set forth on EXHIBIT “G”, Seller has received no written notice alleging and Seller has no actual knowledge of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or any portion thereof.

(h) Easements and Other Agreements. To Seller’s knowledge, Seller has not received any written notice and Seller has no actual knowledge of Seller’s default in complying with the terms and provisions of any of the covenants, conditions, restrictions or easements constituting a Permitted Exception.

(i) Other Agreements. To Seller’s knowledge, except for the Leases, the Commission Agreements, and the Permitted Exceptions, there are no leases, Operating Agreements, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume) or which are terminable upon thirty (30) days notice without payment of premium or penalty.

(j) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(k) Condemnation. Seller has received no written notice of the commencement of any proceedings for taking by condemnation or eminent domain of any part of the Property.

(l) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.

(m) Operating Statements. To Seller’s knowledge, the Property operating statements for the years 2001, 2002, 2003 and year-to-date 2004 which have been delivered to Purchaser, as well as the aged tenant receivable report and the 2003 year end CAM reconciliation statement which have been delivered to Purchaser are true and correct in all material respects.

(n) Commitments. To Seller’s knowledge, Seller has made no written commitments relating to the Property to any government authority, any adjoining property owner to the Property or any other third party, which commitments would be binding on Purchaser.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s certificate to be delivered pursuant to Section 5.1(i) hereof. All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one hundred eighty (180) days, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice prior to the expiration of said one hundred eighty (180) day period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within ninety (90) days after the giving of such notice.

Notwithstanding anything to the contrary contained in this Section 4.1, Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Five Thousand and No/100 Dollars ($5,000.00 US), in which event Seller shall be liable for each dollar of damages resulting from the breach or breaches of its representations and warranties, but in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, Three Hundred Thousand and No/100 Dollars ($300,000.00 US). In no event shall Seller be liable for, nor shall Purchaser seek, any consequential, indirect or punitive damages; and in no event shall any claim for a breach of any representation or warranty of Seller be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to the Closing or which was contained in the Due Diligence Material or in any of Seller’s files, books or records containing or reflecting any Due Diligence Material delivered to Purchaser for inspection.

4.2. Knowledge Defined. All references in this Agreement to the “knowledge of Seller” shall refer only to the actual knowledge of Scott Meadows, Managing Director, Property Services for Wells Management Company, Inc., who has been actively involved in the management of Seller’s business in respect of the Property. The term “knowledge of Seller” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

4.3. Covenants and Agreements of Seller.

(a) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs and leasing commissions including the obligation to pay any Tenant Inducement Costs and leasing commissions actually incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder and Purchaser shall assume any such new Lease and shall assume the obligations of Seller thereunder, including the obligation to pay any Tenant Inducement Costs and leasing commissions.

(b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice.

(c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s past practices.

(d) Insurance. During the pendency of this Agreement, Seller shall, at its expense, continue to maintain the hazard insurance policy covering the Improvements which is currently in force and effect.

(e) Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as EXHIBIT “I” signed by each tenant under each of the Leases; provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(b) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.

4.4. Representations and Warranties of Purchaser.

(a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Georgia. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 5.2(d) hereof. All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one hundred eighty (180) days, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller gives Purchaser written notice prior to the expiration of said one hundred eighty (180) day period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within ninety (90) days after the giving of such notice.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required (and which, as required, shall be executed and delivered separately by each entity comprising Seller with respect to its portion of the Property):

(a) Warranty Deed. A limited warranty deed to the Land and Improvements, in the form attached hereto as SCHEDULE 1 (the “Warranty Deed”), subject only to the Permitted Exceptions, and executed, acknowledged and sealed by Seller. The legal descriptions of the Land set forth in said warranty deed shall be based upon and conform to the applicable record title legal description contained in Seller’s vesting deed; in the event that the legal description set forth on the Survey differs from the record title legal description, Seller shall also deliver to Purchaser a quitclaim deed containing the Survey legal description, executed, acknowledged and sealed by Seller;

(b) Bill of Sale. A bill of sale for the Personal Property in the form attached hereto as SCHEDULE 2 (the “Bill of Sale”), without warranty as to the title or condition of the Personal Property;

(c) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of an assignment and assumption of Leases and Security Deposits and, to the extent required elsewhere in this Agreement, the obligations of Seller under the Commission Agreements in the form attached hereto as SCHEDULE 3 (the “Assignment and Assumption of Leases”), executed, acknowledged and sealed by Seller;

(d) Updated Rent Roll. An update of the Rent Roll (with modifications as appropriate), certified by Seller to be accurate in all material respects as of the date of Closing;

(e) Assignment and Assumption of Operating Agreements. Two (2) counterparts of an assignment and assumption of Operating Agreements in the form attached hereto as SCHEDULE 4 (the “Assignment and Assumption of Operating Agreements”), executed, acknowledged and sealed by Seller;

(f) General Assignment. An assignment of the Intangible Property in the form attached hereto as SCHEDULE 5 (the “General Assignment”), executed, acknowledged and sealed by Seller;

(g) Seller’s Affidavit. An owner’s affidavit substantially in the form attached hereto as SCHEDULE 6 (“Seller’s Affidavit”);

(h) Seller’s Certificate. A certificate in the form attached hereto as SCHEDULE 7 (“Seller’s Certificate”);

(i) FIRPTA Certificate. A FIRPTA Certificate in the form attached hereto as SCHEDULE 8;

(j) Withholding Affidavit. An affidavit with respect to Seller in the form attached hereto as SCHEDULE 9, to establish its residency in the State of Georgia as contemplated by Georgia law such that the proceeds of the sale of the Property are not subject to the withholding laws of the State of Georgia;

(k) Evidence of Authority. Such documentation as may reasonably be required by Purchaser’s title insurer to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered;

(l) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(m) Leases. To the extent the same are in Seller’s possession, original executed counterparts of the Leases;

(n) Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession;

(o) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to each tenant under the Leases informing such tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;

(p) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider and leasing agent under the Operating Contracts and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider or leasing agent (as the case may be) of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Operating Agreements and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Operating Agreements and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;

(q) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which Seller deems proprietary) relating to the Property in Seller’s possession; and

(r) Other Documents. Such other documents as shall be reasonably requested by Purchaser’s title insurer to effectuate the purposes and intent of this Agreement.

5.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed, acknowledged and sealed by Purchaser;

(b) Assignment and Assumption of Operating Agreements. Two (2) counterparts of the Assignment and Assumption of Operating Agreements, executed, acknowledged and sealed by Purchaser;

(c) General Assignment. Two (2) counterparts of the General Assignment, executed, acknowledged and sealed by Purchaser;

(d) Purchaser’s Certificate. A certificate in the form attached hereto as SCHEDULE 10 (“Purchaser’s Certificate”);

(e) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(o) hereof;

(f) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to Service Contractors and Leasing Agents, as contemplated in Section 5.1(p) hereof;

(g) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(h) Evidence of Authority. Such documentation as Seller may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered; and

(i) Other Documents. Such other documents as shall be reasonably requested by Seller’s counsel to effectuate the purposes and intent of this Agreement.

5.3. Closing Costs. Seller shall pay the cost of the documentary stamps or transfer taxes imposed by the State of Georgia upon the conveyance of the Property pursuant hereto, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of any owner’s title insurance premium and title examination fees, the cost of the Survey, all recording fees on all instruments to be recorded in connection with this transaction, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto.

5.4. Prorations and Credits. The items in this Section 5.4 shall be prorated or credited, as specified, between Seller and Purchaser as of midnight of the day prior to Closing, so that Seller shall receive all income and pay all expenses through the day prior to the date of Closing, and Purchaser shall receive all income and pay all expenses from and after the date of Closing:

(a) Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.

(b) Reproration of Taxes. Within thirty (30) days of Purchaser’s receipt of final bills for Taxes, Purchaser shall prepare and present to Seller a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. The provisions of this Section 5.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.

(c) Rents and Other Income. Rents and any other amounts paid to Seller by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, and all other payments under the Leases received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that Seller will receive reimbursement for all expenses paid by Seller through the day prior to the Closing Date for which Seller is entitled to reimbursement under the Leases (including, without limitation, Taxes) (such expenses shall be reasonably estimated if not ascertainable as the Closing Date and then shall be re-adjusted as provided in (g) below when actual amounts are determined), and so that the excess, if any, is credited to Purchaser. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but which are received by Purchaser after Closing; provided, however, that any rents or other payments by tenants received by Purchaser after Closing shall be applied first to any current amounts then owed to Purchaser by such tenants, with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing to which Seller is entitled. It is understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property. The provisions of this Section 5.4(c) shall survive the Closing.

(d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 5.4(d) shall survive the Closing.

(e) Tenant Inducement Costs. Set forth on EXHIBIT “K” attached hereto and made a part hereof is a list of tenants at the Property with respect to which Tenant Inducement Costs and/or leasing commissions have not been paid in full as of the Effective Date. Seller shall pay all such Tenant Inducement Costs and leasing commissions set forth in EXHIBIT “K” as and when the same are due and payable. If said amounts have not been paid in full on or before Closing, Purchaser shall receive a credit against the Purchase Price in the aggregate amount of all such Tenant Inducement Costs and leasing commissions remaining unpaid at Closing, and Purchaser shall assume the obligation to pay amounts payable after Closing up to the amount of such credit received at Closing. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions (i) as a result of any renewals or extensions or expansions of existing Leases, (ii) under any new Leases approved or deemed approved by Purchaser in accordance with Section 4.3(a), and (iii) set forth in EXHIBIT “C” hereof. The provisions of this Section 5.4(e) shall survive the Closing.

(f) Security Deposits. Purchaser shall receive at Closing a credit for all Security Deposits transferred and assigned to Purchaser at Closing in connection with the Leases, together with a detailed inventory of such Security Deposits certified by Seller at Closing.

(g) Operating Expenses; Year End Reconciliation. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall re-prorate on a fair and equitable basis all rents and income prorated pursuant to this Section 5.4 as well as all expenses prorated pursuant to this Section 5.4. All prorations of rent and other income shall be made based on the cumulative amounts collected from tenants in such fiscal year and applied first to actual expense amounts paid by Seller prior to the Closing Date and then to Purchaser for actual expense amounts paid by Purchaser from and after the Closing Date. The provisions of this Section 5.4(g) shall survive the Closing.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing; and

(b) Tenant Estoppel Certificates from (i) Brookwood Grill, (ii) American Trust Bancorp, and (iii) tenants occupying not less than seventy-five percent (75%) of the remaining occupied net rentable square footage of all of the Improvements located on the Property. Notwithstanding anything to the contrary contained herein, if Seller has been unable to obtain and deliver to Purchaser by Closing the applicable percentage of Tenant Estoppel Certificates meeting the requirements set forth above, then, at the option of Seller, this condition to Closing may be satisfied by Seller’s execution and delivery to Purchaser at Closing, on behalf of any one or more tenants which have failed to provide the required Tenant Estoppel Certificate an estoppel certificate substantially in the form attached hereto as SCHEDULE 11 (“Seller’s Estoppel”) (provided that Seller’s Estoppels cannot be delivered with respect to Brookwood Grill, American Trust Bancorp, or from tenants occupying more than twenty-five percent (25%) of the remaining occupied net rentable square footage of all of the Improvements); and provided that Seller’s liability under any such Seller’s Estoppel so executed and delivered by Seller to Purchaser at Closing shall cease and terminate upon the receipt by Purchaser after Closing of a duly executed Tenant Estoppel Certificate from the tenant under the applicable Lease covered in such Seller’s Estoppel.

In the event any of the conditions in this Section 6.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date:

(a) Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in this Agreement; and

(b) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in Section 5.2(d) hereof).

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction which can be repaired or restored at a cost of $250,000.00 or less.

In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.

7.2. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days after the receipt of such notice from Seller, elect to cancel this Agreement, and the Closing Date shall be automatically extended to permit such thirty (30) day period to expire. If Purchaser chooses to cancel this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired and Purchaser has delivered the Additional Earnest Money to Escrow Agent, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1. Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than Seller’s default, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. Seller’s retention of said Earnest Money is intended not as a penalty, but as full liquidated damages. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.7 and 10.1 of this Agreement. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred.

ARTICLE 9.

ASSIGNMENT

9.1. Assignment. This Agreement and all rights and obligations hereunder shall not be assignable by Purchaser prior to Closing without the written consent of the Seller, except that Purchaser shall have the right to assign its rights and obligations hereunder to any corporation, partnership, limited liability company or other entity in which Purchaser or any of the members comprising Purchaser have a controlling interest. At Closing, Purchaser may assign this Agreement to any entity simultaneous with the acquisition of the Property and the payment of the Purchase Price therefor.

9.2. Like-Kind Exchange.. Seller understands that Purchaser may desire to effect the transaction hereunder in a manner so as to qualify as a like-kind exchange under Internal Revenue Code Section 1031, and the regulations thereunder. Accordingly, Purchaser may elect to assign its rights to this Agreement to a third party, and Seller hereby consents to such assignment. Seller shall execute such documents and take such other action as may reasonably be requested, all at no expense or liability to Seller, for the purpose of effecting a like-kind exchange under Section 1031, and the regulations thereunder.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1. Broker. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to The Shopping Center Group (“Broker”) pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Jackson Corporate Real Estate Consulting, LLC (“Jackson”) is representing Purchaser in this transaction, and Jackson shall share in the brokerage commission payable by Seller to Broker pursuant to a separate agreement between Broker and Jackson. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 10.1 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER: Airport Plaza Properties, LLC
8149 Valhalla Drive
Delray Beach, Florida 33446
Attention: Scott Kagan
Telephone: (561) 470-8679
Facsimile: (561) 381-4638

with a copy to: McClure & Kornheiser, LLC
1708 Peachtree Street, N.W.
Suite 450
Atlanta, Georgia 30309
Attention: Michael P. Kornheiser
Telephone: (404) 888-0160
Facsimile: (404) 888-0130

SELLER: Fund II and Fund III Associates and
Fund II, III, VI and VII Associates
6200 The Corners Parkway
Suite 250
Norcross, Georgia 30092
Attention: Mr. Parker Hudson
Telephone: (770) 243-8692
Facsimile: (770) 243-4684

with a copy to: Troutman Sanders LLP
Suite 5200 600
Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: Maureen Theresa Callahan
Telephone: (404) 885-3416
Facsimile: (404) 962-6520

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received one (1) day after the deposit thereof with an overnight courier (with all charges prepaid) or, if by hand, then upon receipt, and (iii) sent by facsimile transmission by 5:00 p.m. E.S.T. on a Business Day (and followed by overnight courier for next Business Day delivery) shall be deemed effectively given or received on the day of transmission of such notice and confirmation of such transmission.

11.2. Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.

11.3. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

11.4. Publicity. Except as required by law, the parties agree that, prior to Closing, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto.

11.5. Discharge of Obligations. The acceptance by Purchaser of Seller’s Warranty Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.

11.6. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11.7. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this

Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.8. Access to Records Following Closing. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing. The provisions of this Section shall survive the Closing.

11.9. Survival. The provisions of this Article 11 and the provisions of Sections 3.1(b), 3.1(c), 3.3, 3.7, 4.1, 4.2, 4.4, 5.1, 5.2, 5.4 and 10.1 shall survive the Closing to the extent (and subject to any specific limitations) provided in this Agreement and any earlier termination of this Agreement and shall not be merged into the execution and delivery of the Warranty Deed.

11.10. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Georgia. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

11.11. Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.

11.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

11.13. Seller’s Obligation to Pay Rental Shortfall. Seller and Purchaser acknowledge and agree that the Purchase Price of the Property was established, in part, upon the assumption that the tenant space known as Suite B-140, currently occupied by Incredible Rugs, would have a term that extended approximately eighteen (18) months after the date of Closing, and that the tenant space known as Suite B-180 would be leased, as of the date of Closing, for a term extending for approximately the same period of time, and that the combined monthly rental (including all additional rental) would be not less than $8,888.00 per month for such leases. As of the date of this Agreement, tenant space B-180 is vacant and the tenant known as Incredible Rugs intends to vacate Suite B-140 on or about August 31, 2004. Seller has agreed to pay to Purchaser the shortfall in rental income in the amount of up to $8,888.00 per month for a period of up to eighteen (18) months after the date of Closing.

Purchaser and Seller acknowledge and agree that the rental payable (including all additional rental) under any new Lease for Suite B-180 or Suite B-140 (if such space is vacated) entered into by Seller pursuant to Section 4.3(a) hereof on or prior to the date of Closing, and under any new Lease for Suite B-180 or Suite B-140 (if such space is vacated) entered into by Purchaser after the date of Closing, shall be credited (on a monthly basis, as such rental is due) against Seller’s obligation to pay such rental shortfall.

Purchaser and Seller also acknowledge and agree that Seller is currently in negotiations with Tucker Gougelmann and Andy Tran for the lease of the tenant space known as Suite B-125 for 1,440 square feet of tenant space with a forty (40) month term at a lease rate of $17.00 per square foot and $0.50 per square foot annual escalations (with four (4) months of free rent) (the “Nail Salon Lease”). The prospective tenant is to take the tenant space “as is” and leasing commissions would be due to both The Shopping Center Group, LLC and Ackerman & Co pursuant to those certain leasing commission agreements more particularly described on EXHIBIT “C”. In the event a lease with Tucker Gougelmann and Andy Tran is entered into by Seller pursuant to Section 4.3(a) hereof or prior to the date of Closing or by Purchaser for Suite B-125 or for any other tenant space on the Property, the rental payable (including all additional rental) under the Nail Salon Lease from and after the date of Closing shall be credited (on a monthly basis, as such rental is due) against Seller’s obligation to pay such rental shortfall.

Purchaser and Seller also acknowledge and agree that Seller is currently in discussions with Incredible Rugs for a reduction in leased space and possible relocation to the tenant space known as Suite B-105. Any rental payable (including all additional rental) by Incredible Rugs for Suite B-140 from and after August 31, 2004 (including any holdover rental or rental paid as a result of a renewal of such Lease) shall be credited against Seller’s obligation to pay the rental shortfall. Further, in the event that Incredible Rugs enters into a lease whereby it relocates to Suite B-105 or to any other tenant space on the Property (pursuant to a lease entered into by Seller pursuant to Section 4.3(a) hereof or by Purchaser) (the “Relocation Lease”), the rental payable under the Relocation Lease from and after August 31, 2004 shall be credited (on a monthly basis, as such rental is due) against Seller’s obligation to pay such rental shortfall.

If the Nail Salon Lease is entered into prior to Closing pursuant to Section 4.3(a) hereof, then said Lease, if and when executed, shall be deemed approved by Purchaser, and all leasing commissions and Tenant Inducement Costs payable pursuant to said Lease shall be assumed by Purchaser and shall be paid by Purchaser.

Seller’s obligation to pay such rental shortfall shall be pursuant to the following terms and conditions:

(i)	Seller’s obligation to pay the rental shortfall shall not exceed $8,888.00 per month.

(ii)	If any new Lease contains more than three (3) months free rent [whether entered into by Seller and approved by Purchaser pursuant to Section 4.3(a) hereof or entered into by

Purchaser after Closing], then commencing with the 1st day of the 4th month of the term of the applicable Lease, Seller shall receive a credit against the rental shortfall equal to the full monthly rental that is actually payable under the applicable Lease as of the rental commencement date of such new Lease.

Further, it is the intent and agreement of Seller and Purchaser that any such new Lease will calculate the monthly rental over the initial term in a commercially standard manner (i.e., the Lease will not “back-end” the rental payments so as to avoid the effect of properly crediting Seller with monthly rental under the new Lease). In furtherance of the foregoing, Seller and Purchaser agree that, over the initial five (5) year term of any new Lease, the first and last month’s rental will not vary by more than 15%.

(iii)	All rental which is to be credited against Seller’s obligations hereunder shall be credited as it is payable, not as it is received, as Seller’s obligations hereunder do not constitute a guaranty of collection of rental from any existing or future tenant of the Property.

(iv)	Purchaser agrees that Purchaser shall use commercially reasonable and diligent efforts to lease the Property from and after the date of Closing and Purchaser agrees to execute all new Leases that are presented to Purchaser and which are reasonably satisfactory to Purchaser based upon the terms of the proposed lease, including such new tenant’s credit-worthiness and such other commercially reasonable factors considered by landlords of shopping centers similar to the Property. Further, once any new Lease is entered into which is to be credited against Seller’s obligations hereunder, if Purchaser thereafter voluntarily accepts a termination of any such new Lease or a reduction of any rental payable under such new Lease, Seller shall continue to receive a full credit for the rental which would have been payable under such Lease.

(v)	Purchaser shall keep Seller reasonably apprised of the status of the leasing of the Suite B-140 (if such space is vacated), Suite B-180, Suite B-105, and Suite B-125 on the Property during the period of time that Seller is obligated to pay the rental shortfall. On or prior to the fifteenth (15th) day of each month, Purchaser shall deliver to Seller a notice stating whether either of such spaces have been leased (and if either of such spaces have been leased, then Purchaser shall specify the rent paid, including all additional rent), together with an invoice specifying the rental shortfall due, if any, from Seller for the current month. Seller will pay such shortfall on or prior to the tenth (10th) day of receipt of such invoice from Purchaser. Seller will object to Purchaser’s request for payment only in good faith and for good cause. Seller and Purchaser agree to cooperate with one another in good faith to determine the amounts due from Seller to Purchaser pursuant to this Section 11.13.

Seller acknowledges and agrees that Seller’s obligation to pay any rental shortfall pursuant to the provisions of this Section 11.13 shall expressly survive the Closing for a period of eighteen (18) months.

[Signatures Contained on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

FUND II AND FUND III ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund II, a Georgia limited partnership

	By:	Wells Capital, Inc., a Georgia corporation
By:
Name:
Title:

(Corporate Seal)

FUND II, III, VI AND VII ASSOCIATES,
a Georgia joint venture

By:	Fund II and Fund III Associates, a Georgia joint venture

	By:	Wells Real Estate Fund II,
a Georgia limited partnership
		By:	Wells Capital, Inc., a Georgia corporation
By:
Name:
Title:

(Corporate Seal)

[Signatures Continued on Next Page]

[Signatures Continued from Previous Page]

PURCHASER:

AIRPORT PLAZA PROPERTIES, LLC,
a Georgia limited liability company

By:	[SEAL]
Name:	Scott Kagan
Title:	Manager